Exhibit 9.1

November 12, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by CaliberCos, Inc. and Subsidiaries under Item 4 of its Form 1-U dated November 12, 2020. We agree with the statements concerning our Firm in such Form 1-U; we are not in a position to agree or disagree with other statements of CaliberCos, Inc. and Subsidiaries contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP